Exhibit 99.1

VSE Reports Financial Results for Third Quarter 2013
USARC Contract Delays and Interruption of Service Impact Results; Work Restored Following Task Order Awards

Alexandria, Virginia, October 30, 2013 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three-month and nine-month periods ended September 30, 2013.

Financial Results
(in thousands, except per-share data and percentages)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
Revenues	$111,069	$134,237	(17.3)%	$349,288	$409,895	(14.8)%
Operating income	$9,460	$14,267	(33.7)%	$32,103	$39,312	(18.3)%
Operating margin	8.52%	10.63%	Down 211 bp	9.19%	9.59%	Down 40 bp
Income from continuing operations	$5,327	$7,486	(28.8)%	$17,561	$20,886	(15.9)%
Loss from discontinued operations, net of tax	$(1)	$(1,522)	-	$(115)	$(1,959)	-
Net income	$5,326	$5,964	(10.7)%	$17,446	$18,927	(7.8)%
Income from continuing operations EPS (diluted)	$1.00	$1.41	(29.1)%	$3.29	$3.94	(16.5)%
Loss from discontinued operations EPS (diluted)	$-	$(0.29)	-	$(0.02)	$(0.37)	-
Net income EPS	$1.00	$1.12	(10.7)%	$3.27	$3.57	(8.4)%

"While the suspension of our U. S. Army Reserve ("USARC") work adversely affected our third quarter results and federal government budget conditions have contributed to declines in other parts of our business, we are pleased to be resuming the USARC work through three competitively awarded task orders under our existing Army contracts," said Maurice "Mo" Gauthier, VSE CEO. "We continue to navigate through challenging times by focusing on our key programs, pursuing new work, and continuing to balance our costs to improve our competitiveness and profitability. We have had some success in winning new work and are beginning to expand our current supply chain management offerings to adjacent markets. Also, our subsidiary Wheeler Bros., Inc. has had another strong quarter."
Revenues were $111.1 million in the third quarter of 2013 compared to $134.2 million in the third quarter of 2012. For the first nine months, revenues were $349.3 million in 2013 compared to $409.9 million in 2012.
Operating income was $9.5 million for the third quarter of 2013 compared to $14.3 million in the third quarter of 2012. For the first nine months, operating income was $32.1 million in 2013 compared to $39.3 million in 2012.

Net income was $5.3 million for the third quarter of 2013, or $1.00 per diluted share, compared to $6.0 million, or $1.12 per diluted share for the third quarter of 2012.  Net income was $17.4 million for the first nine months of 2013, or $3.27 per diluted share, compared to $18.9 million, or $3.57 per diluted share for the first nine months of 2012.

Bookings were $407 million for the first nine months of 2013 compared to revenue of $349 million. Funded contract backlog at September 30, 2013 was $268 million, compared to $238 million at June 30, 2013 and $295 million at September 30, 2012.

Update on U. S. Army Reserve Program
In August and September 2013, we were awarded three competitive task orders under our existing Army contracts to resume work on our USARC program. We have reinstated the majority of our furloughed workforce on this program with a combination of our employees and small business subcontractor employees that approximates the number of employees furloughed during the interruption of services. Our third quarter 2013 revenue from this program was approximately $6.4 million compared to $21.3 million in the third quarter of 2012. This program generated approximately $78 million of revenue in 2012 and $39 million of revenue in the first six months of 2013.

Third Quarter Operational Results
•
Our Federal Group was awarded a task order under our Rapid Response Third Generation (R2‑3G) prime contract to continue support services to the U.S. Army Reserve Command for its Equipment, Engineering, Maintenance and Logistics Readiness Program. The R2-3G task order has a 12-month period of performance with a funded value of $32 million and a ceiling of $46.5 million.

•
Our Federal Group was also awarded two Firm Fixed Price (FFP) task orders in September under its Field and Installation Readiness Support Team (FIRST) prime contract to continue the support services to USARC for its 63rd and 88th Regional Support Command (RSC) Logistics Readiness Support programs. The 63rd RSC task order has a period of performance of 12-months with one 12-month option. The 88th RSC task order has a period of performance of 12-months with two 12-month options. The total combined value of both task orders is approximately $63 million.

•
Our Federal Group was also awarded two FFP/IDIQ contracts to support the Marine Corps Logistics Command Marine Depot Maintenance Command (MDMC) in Albany, GA. We will support the rebuild effort of approximately 170 40-ton payload, three-axle Medium Heavy Equipment Transporters (MHET) semitrailers and 230 5,000-gallon fuel dispensing semitrailers. Both contracts have a period of performance that includes a 12-month base and four 12-month options with a total combined value of $12 million.

•
Our International Group was awarded an Indefinite Delivery/Indefinite Quantity (ID/IQ) contract to support the U.S. Department of Justice (DOJ) Criminal Division, Asset Forfeiture and Money Laundering (AFML) Section in international asset recovery services. This contract has a period of performance of 12-months with four 12-month options. The initial ceiling for this award is $9 million.

•
We have been the prime contractor for the U. S. Department of Treasury Executive Office for Asset Forfeiture (TEOAF) general property program since 2006. We received notice in September 2013 that the follow-on contract for this work was awarded to another company. We have protested this award at GAO and are continuing to perform work on this program until the final outcome of the protest is determined.

•	Our International Group was awarded four task orders under the N*STAR Navy FMS contract, supporting the Egyptian and Turkish Navies. The task orders have a total combined value of $10.5 million.

•	Randy Davies, CEO of our subsidiary, Wheeler Bros., Inc. was appointed to the USPS Postal Supplier Council Board of Advisors.
•
We were informed in September 2013 that USPS does not currently plan to move forward with the programmatic purchase of our newly designed repowered gasoline engines for its delivery vehicles. However, we plan to apply the resources used and supplier relationships cultivated through our repowered engine development effort toward offering the USPS standard engines and components on an as needed basis.

About VSE
Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for supply chain management, logistics, engineering, energy, IT services, and consulting. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the Securities and Exchange Commission (SEC) for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

Financial Statements
VSE Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands except share and per share amounts)
	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$280	$1,501
Receivables, principally U.S. Government, net	71,460	90,621
Inventories	40,263	41,555
Deferred tax assets	1,145	767
Other current assets	12,908	8,641
Assets held for sale	2,112	2,890
Total current assets	128,168	145,975

Property and equipment, net	58,811	62,468
Intangible assets, net	84,798	92,421
Goodwill	92,052	92,052
Deferred tax assets	1,884	2,099
Other assets	16,754	15,196
Total assets	$382,467	$410,211

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$24,837	$23,274
Accounts payable	25,581	30,063
Accrued expenses and other current liabilities	20,822	26,688
Dividends payable	-	423
Liabilities held for sale	385	551
Total current liabilities	71,625	80,999

Long-term debt, less current portion	79,638	116,377
Deferred compensation	12,109	10,684
Long-term lease obligations, less current portion	26,820	27,435
Earn-out obligation	8,987	9,098
Other liabilities	1,047	1,283
Total liabilities	200,226	245,876

Commitments and contingencies
Stockholders' equity:

Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,333,077 and 5,293,316 respectively	267	265
Additional paid-in capital	19,139	18,193
Retained earnings	163,152	146,614
Accumulated other comprehensive loss	(317)	(737)
Total stockholders' equity	182,241	164,335
Total liabilities and stockholders' equity	$382,467	$410,211